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                                                                  EXHIBIT (e)(9)


                                          December 3, 2001



Arguss Communications, Inc.
One Church Street, Suite 302
Rockville, MD 20850

Attn:    Mr. Rainer Bosselmann
         Chairman and Chief Executive Officer

Dear Rainer:

         We are pleased to confirm our mutual understanding concerning the retention by Arguss Communications, Inc. (collectively with its subsidiaries and affiliates, the "Company") of Allen & Company Incorporated ("Allen") to act as the Company's exclusive financial advisor on the terms set forth herein.

         1. SCOPE OF ENGAGEMENT. In connection with this engagement, Allen will serve as the Company's financial advisor on the terms set forth herein for transactions and other matters relating to the possible sale or disposition of all or substantially all of the stock or assets of the Company, a merger, consolidation or other business combination transaction involving another entity, any recapitalization, or any financings or other transactions related to the foregoing involving the Company (any of the foregoing, a "Transaction"). Allen will review the current operating and financial condition of the Company, and on the basis of such information, Allen will assist the Company in connection with the preparation of appropriate offering materials, will identify, contact and screen potential buyers, investors or partners and will assist the Company in evaluating any resulting offers. Allen will also assist the Company in structuring and negotiating, and will otherwise assist in taking necessary steps toward consummating, any proposed Transactions.

         2. ADVISORY FEES AND EXPENSES. In consideration for the services described in paragraph 1 above, the Company shall pay to Allen upon execution of this letter, a non-refundable retainer fee of $100,000. In addition, upon consummation of any Transaction, the Company shall pay to Allen a cash fee equal to: (i) one percent (1.0%) of the Consideration (as defined in the following paragraph) for Consideration up to $100 million paid, received or contributed by or to the Company in connection with such Transaction; and (ii) one and one-half percent (1.5%) of the Consideration for Consideration over $100 million paid, received or contributed by or to the Company in connection with such Transaction.

         As used in the above paragraph, "Consideration" shall mean (a) any cash, and the fair market value of any securities or other property, paid or payable at the time of the consummation

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Arguss Communications, Inc.
December 3, 2001
Page 2


of the relevant Transaction or committed to be so paid in the future, (b) the current aggregate dollar amount of all indebtedness (including any guarantees of indebtedness of others) assumed, recapitalized or restructured of the Company,
(c) the amount of cash or the fair market value of any property invested at the closing of the relevant Transaction or committed to be invested in the future,
(d) if the Transaction involves the disposition of all or substantially all of the Company's assets or securities, the net value of the current assets or securities not sold, and (e) any contingent amounts referred to in (a), (b), (c) or (d) above at the time the same are paid, assumed or invested. Such Consideration shall be valued as of the closing of such Transaction, provided that to the extent the right to receive any Consideration is contingent upon future events, the fee with respect to that portion of the Consideration shall be payable if and when the right to receive such Consideration becomes fixed.

         No fee payable to any other financial advisor, by the Company or any other person or entity in connection with the subject matter of this engagement, shall reduce or otherwise affect any fee payable hereunder.

         In addition to any fees described above, whether or not any Transaction is consummated, the Company shall reimburse Allen, upon request from time to time, for all out-of-pocket expenses incurred pursuant to our engagement hereunder, including fees and disbursements of our counsel, as well as any other consultants and advisors retained by us with your consent.

         Upon termination of this agreement, Allen shall be entitled to collect all such fees (if any) and expenses accrued through the date of termination.

         3. TERM. The initial term of this engagement shall be for a period of twelve months from the date hereof and may be extended as the parties shall mutually agree, subject to the establishment of arrangements for additional compensation and other appropriate terms for such extension. Beginning three months from the date hereof, either party shall have the right to terminate the engagement upon thirty (30) days prior written notice to the other.

         Notwithstanding termination of this engagement or completion of any assignment hereunder, however, Allen shall be entitled to the payment of a fee for any Transaction as consistent with paragraph 2 hereof, whether or not such Transaction relates to an entity introduced or identified by Allen, if such Transaction is consummated, or if any agreement or arrangement respecting such Transaction is made, prior to the expiration of the term or the termination of this engagement. Allen shall also be entitled to the payment of such fee if after the period governed by this Agreement, but prior to the second anniversary of such date, the Company or any of its securityholders or affiliates consummates or reaches an agreement or arrangement with respect to a Transaction with any entity identified by or introduced to the Company through Allen or with which Allen had contact on behalf of the Company.


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Arguss Communications, Inc.
December 3, 2001
Page 3


         Any modification of this engagement pursuant to this paragraph 3 shall otherwise be without liability or continuing obligation for either party, except for fees or other compensation earned or expenses incurred by Allen in connection with the engagement, or fees which may be earned after such date as provided above. Furthermore, the provisions of paragraph 6 hereof relating to indemnification and contribution shall remain operative and in full force and effect, notwithstanding the termination of this engagement or the completion of any or all assignments hereunder.

         4. PUBLIC ANNOUNCEMENTS. Prior to any press release or other public disclosure relating to our services hereunder, the Company and Allen shall confer and reach an agreement upon the contents of any such disclosure. Notwithstanding the foregoing, except as required by any applicable law, rule or regulation, no party shall make any public announcement regarding this engagement or our relationship with the Company thereunder without the prior consent of the other party.

         5. RESPONSIBILITY FOR DISCLOSURE. The Company shall provide Allen all information material to its business and operations as well as any other relevant information which Allen reasonably requests in connection with the performance of its services hereunder. The Company represents and warrants to Allen that all such information, and all information released to the public or filed by the Company with any relevant government agency or regulatory body, will be accurate and complete at the time it is furnished or filed, and the Company agrees to keep Allen advised of all material developments affecting the Company through the later of the term of our engagement or completion of any transaction in which Allen is involved. The Company recognizes that, in rendering its services hereunder, Allen will be using information provided by the Company, as well as information available from other sources deemed appropriate by Allen. The Company further acknowledges that Allen does not assume responsibility for and may rely, without independent verification, on the accuracy or completeness of any such information.

         To the extent consistent with legal requirements, all information provided to Allen by the Company will be held by Allen in confidence and, without the Company's prior approval, will not be disclosed to anyone, other than Allen's employees and advisors who have a need to know such information in connection with this engagement, or used for any purpose other than the transactions contemplated hereunder. Allen shall take reasonable steps to ensure that its employees and advisors abide by the confidentiality obligations described above. In the event that Allen is requested in any proceeding to disclose any such confidential information, Allen will give the Company prompt notice of such request so that the Company may seek an appropriate protective order. The Company agrees, however, that if Allen is nevertheless compelled to disclose any such information, Allen may disclose the information without liability hereunder, provided that, upon the Company's request, Allen uses its best efforts to obtain assurances that confidential treatment will be accorded to the information so disclosed.

         The foregoing paragraph shall not apply to information that:
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Arguss Communications, Inc.
December 3, 2001
Page 4


         (i) at the time of disclosure or after disclosure, is or subsequently becomes generally available to the public or within the industries in which the Company or Allen and its affiliates conduct business, other than as a direct result of a breach by Allen of its obligations under this agreement;

         (ii) prior to or at the time of disclosure by the Company, was already in the possession of, or conceived of, by Allen or its affiliates or generally available to the public or available to Allen or its affiliates, other than from the Company as proven by evidence provided by Allen;

         (iii) at the time of disclosure or subsequent to disclosure, is obtained by Allen or its affiliates from a third party who is reasonably believed by Allen or its affiliates to be lawfully in possession of the information and not in violation of any contractual, legal or fiduciary obligation to the Company with respect to that information; or

         (iv) is or was independently developed by Allen or its affiliates.

         6. INDEMNIFICATION AND CONTRIBUTION. The Company agrees that in the event Allen or any of Allen's officers, employees, agents, affiliates or controlling persons, if any (each of the foregoing, including Allen, an "Indemnified Person"), become involved in any capacity (whether or not as a party) in any action, claim, proceeding or investigation (including any securityholder action or claim or any action brought by or in the right of the Company) related to or arising out of our engagement, including any related services already performed and any modifications or future additions to such engagement, the Company will promptly upon demand advance to such Indemnified Person, or reimburse each such Indemnified Person for, its legal and other expenses (including the cost of any investigation and preparation) as and when they are to be incurred, or are incurred, in connection therewith.

         In addition, the Company will indemnify and hold harmless each Indemnified Person from and against, and no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its securityholders or creditors for, any losses, claims, damages, liabilities or expenses (including, without limitation, attorney's fees and expenses) related to or arising out of our engagement, any services provided thereunder or any transactions or proposed transactions related thereto, including any related services already performed and any modifications or future additions to such engagement, whether or not any pending or threatened action, claim, proceeding or investigation giving rise to such losses, claims, damages, liabilities or expenses is initiated or brought by or on behalf of the Company and whether or not in connection with any action, claim, proceeding or investigation in which the Company or any Indemnified Person is a party, except to the extent that any such loss, claim, damage, liability or expense is found by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or review to have resulted directly and primarily from such Indemnified Person's bad faith or gross negligence.


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Arguss Communications, Inc.
December 3, 2001
Page 5


         If for any reason the foregoing indemnification is held unenforceable, then the Company shall contribute to the loss, claim, damage, liability or expense for which such indemnification is held unenforceable in such proportion as is appropriate to reflect the relative benefits received, or sought to be received, by the Company and its securityholders on the one hand and the party entitled to contribution on the other hand in the matters contemplated by this engagement, as well as the relative fault of the Company and such party with respect to such loss, claim, damage, liability or expense and any other relevant equitable considerations. The Company agrees that, to the extent permitted by applicable law, in no event shall the Indemnified Persons be responsible for or be required to contribute amounts which in the aggregate exceed the fees, if any, actually paid to Allen for such financial advisory services.

         The Company's reimbursement, indemnity and contribution obligations under this letter shall be in addition to any liability which the Company may otherwise have and shall not be limited by any rights Allen or any other Indemnified Person may otherwise have. The Company agrees that, without Allen's prior written consent, which will not be unreasonably withheld, the Company will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, proceeding or investigation in respect of which indemnification or contribution could be sought hereunder (whether or not Allen or any other Indemnified Person is an actual or potential party to such claim, action, proceeding or investigation), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action, proceeding or investigation.

         The provisions of this paragraph 6 shall remain in effect indefinitely, notwithstanding the completion of this assignment, the expiration of the term hereof or any other termination of this engagement.

         7. INDEPENDENT CONTRACTOR. In its capacity as financial advisor, Allen shall act as an independent contractor, and any duties of Allen arising out of its engagement pursuant to this agreement shall be contractual in nature and shall be owed solely to the Company.

         8. MISCELLANEOUS. No waiver, amendment or other modification of this agreement shall be effective unless in writing and signed by each party to be bound hereby. This agreement, and any claim related directly or indirectly to this agreement, shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements executed and to be fully performed therein. The parties hereby irrevocably and unconditionally submit (to the extent permitted by law) to the nonexclusive jurisdiction of the courts of the State of New York located in the City and County of New York and the United States District Court for the Southern District of New York for any legal action or proceeding arising out of this agreement or Allen's engagement hereunder, and each of the parties hereby irrevocably consents to service of process in any such action or proceeding by certified or registered mail at the address for such party set forth above. Allen and the Company (on the Company's own behalf and, to the extent permitted by applicable law, on behalf of its stockholders and creditors) waive all right to trial by

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Arguss Communications, Inc.
December 3, 2001
Page 6


jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of our engagement. The obligations of this agreement shall be binding upon and shall inure to the benefit of the parties hereto, the Indemnified Persons hereunder and any of their successors, assigns, heirs and personal representatives.


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         Please confirm that the foregoing is in accordance with your understanding of the terms of our engagement by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding agreement between us.

                                       Very truly yours,

                                       ALLEN & COMPANY INCORPORATED



                                       By:      /s/ John Simon
                                                --------------------------------
                                                Name: John Simon
                                                Title: Managing Director

Accepted and agreed to as of the date first above written:

ARGUSS COMMUNICATIONS, INC.


By:               /s/ Rainer Bosselman
         ---------------------------------------------
         Name:  Mr. Rainer Bosselmann
         Title: Chairman and Chief Executive Officer


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                                                                       Amendment

                                            January 3, 2002



The Board of Directors
Arguss Communications, Inc.
One Church Street, Suite 302
Rockville, MD 20850

Attn:    Mr. Rainer H. Bosselmann
         Chairman and Chief Executive Officer

Dear Mr. Bosselmann:

         Reference is made to the Engagement Letter Agreement between Arguss Communications, Inc. ("Arguss") and Allen & Company Incorporated
("Allen") dated December 3, 2001 (the "Agreement"). For good and valuable consideration, Arguss and Allen hereby agree to supplement and amend the Agreement as provided herein. All terms of the Agreement not otherwise modified herein shall remain in full force and effect. Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

         1. THE FOLLOWING TWO PARAGRAPHS SHALL BE INSERTED IMMEDIATELY FOLLOWING THE FIRST PARAGRAPH OF SECTION 1 OF THE AGREEMENT:

         The Company's Board of Directors (the "Board") is also engaging Allen to assist it in evaluating the fairness to the holders of Common Stock of the Company, from a financial point of view, of the proposed Transaction between Arguss and Dycom Industries, Inc. ("Dycom") (the "Proposed Transaction"). In connection with evaluating such Proposed Transaction, Allen shall (i) advise the Board with respect to its analysis of the Proposed Transaction, and (ii) deliver its opinion as to the fairness from a financial point of view to the holders of the Company's Common Stock of the consideration such stockholders would receive pursuant to the Proposed Transaction. Such fairness opinion is herein referred to as the "Opinion". The Opinion shall be in such customary form and with such usual and customary qualifications for similar transactions, including that, such Opinion speaks as of the date delivered and that Allen has relied upon the information furnished to it by representatives of the Company and other appropriate parties and information that is publicly available, has not assumed responsibility for the accuracy and completeness of such information and has not attempted independently to verify such information.



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Arguss Communications, Inc.
January 3, 2002
Page 2


         The Company hereby consents that, for purposes of formulating the Opinion, Allen may assume (i) that the Proposed Transaction will be treated as an integrated transaction and as a tax-free reorganization for federal income tax purposes; (ii) the Proposed Transaction will be consummated in all material respects in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party consents and approvals for the Proposed Transaction, no limitations, restrictions or conditions will be imposed that will have a material adverse effect on the Company, Dycom or the contemplated benefits of the Proposed Transaction.

         2. THE SECOND SENTENCE OF THE FIRST PARAGRAPH IN SECTION 2 OF THE AGREEMENT SHALL BE DELETED AND REPLACED IN ITS ENTIRETY BY THE FOLLOWING:

         In addition, upon a Change of Control (as defined below) of the Company, the Company shall pay to Allen a cash fee (the "Transaction Fee") equal to: (i) one percent (1.0%) of the Consideration (as defined below) for Consideration up to $100 million paid, received or contributed by or to the Company in connection with such Transaction; and (ii) one and one-half percent (1.5%) of the Consideration for Consideration over $100 million paid, received or contributed by or to the Company in connection with such Transaction.

         As used above, a "Change in Control" shall mean in connection with any Transaction, (a) an event or series of events as a result of which (i) any "person" or "group" (as such terms are used in Sections 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act")) acquires "beneficial ownership" (as determined in accordance with Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the outstanding voting stock of the Company; or (b) individuals who, as of the date hereof, constitute the Board cease for any reason to constitute at least a majority of the Board.

         3. THE FOLLOWING PARAGRAPH SHALL BE ADDED IMMEDIATELY FOLLOWING THE SECOND PARAGRAPH OF SECTION 2 OF THE AGREEMENT:

         In consideration for the services provided in connection with rendering the Opinion, the Company shall pay to Allen a cash fee of $250,000, of which $100,000 is payable upon delivery of the Opinion, and of which $150,000 is payable on the date on which the Transaction Fee is payable. Such $150,000 shall be creditable against the Transaction Fee.


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Arguss Communications, Inc.
January 3, 2002
Page 3


         Please confirm that the foregoing is in accordance with your understanding of the terms of this Amendment by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding agreement between us.

                                Very truly yours,

                                         ALLEN & COMPANY INCORPORATED



                                         By:         /s/ John Simon
                                                  ------------------------------
                                                  Name: John Simon
                                                  Title: Managing Director

Accepted and agreed to as of the date first above written:

ARGUSS COMMUNICATIONS, INC.


By:               /s/ Rainer Bosselman
         -----------------------------------------------
         Name:  Mr. Rainer Bosselmann
         Title: Chairman and Chief Executive Officer